EXHIBIT (2)
                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (hereinafter the "Agreement") is made, executed and entered into on this 9th day of May, 2002 by and between MD INDUSTRIES ACQUISITION LLC, a Delaware limited liability company (hereinafter "MD Industries") and MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (hereinafter "Medical Action" or "Buyer").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, MD Industries is engaged in the business of marketing a variety of specialty packaging and sterilization products described in Exhibit "A" attached hereto (the "Products"); and

         WHEREAS, the Buyer wishes to purchase or acquire from MD Industries and MD Industries wishes to sell, assign and transfer to the Buyer, substantially all of the assets and properties directly used in connection with the production, marketing and promotion of the Products and such business being referred to as the "Business", all for the purchase price and upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE I
                         SALE AND PURCHASE OF THE ASSETS

         1.1. Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, MD Industries will sell, transfer, convey, assign and deliver to the Buyer and the Buyer will purchase or acquire from MD Industries all right, title and interest of MD Industries in and to the properties, assets and rights relating directly to or used exclusively in connection with the Business as the same may exist on the Closing Date set forth below (hereinafter, the "Assets"):

         (a) all machinery, equipment, tools, dies, molds and parts and similar property described in Schedule 1.1(a) attached hereto;

         (b) all inventories of Products, goods, spare parts, replacement and component parts (collectively, the "Inventories") and office and other supplies, including Inventories and office and other supplies held at any location controlled by MD Industries and Inventories

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                  and office and other supplies previously purchased and in
                  transit to MD Industries at such locations, all as described in Schedule 1.1(b) attached hereto which shall be provided by MD Industries at Closing;

         (c) all rights in and to (a) the registered trademarks, service marks, trade names, product names and copyrights described in
                  Schedule 1.1(c) attached hereto, together with the goodwill symbolized thereby; (b) all other rights to trademarks, service marks, trade names, product names and copyrights used by MD Industries in the operation of the Business; and
                  (c) such inventions, processes, designs, formulae, trade secrets, know-how, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information developed by or for MD Industries pertaining solely to the Business (hereinafter collectively referred to as "Intellectual Property");

         (d) all of the rights under all contracts, arrangements, licenses, leases and other agreements to which MD Industries is a party, the right to receive goods and services, pursuant to such agreements and the right to assert claims and take other rightful actions in respect of breaches, defaults, and other violations of such contracts, arrangements, licenses, leases and other agreements in connection with the Business being acquired, insofar as such claims are based on events occurring on or after the Closing Date (excluding, however, from this subsection 1.1(d): (i) any right to receive payments or accounts receivable for Products sold or services rendered before the Closing Date, (ii) all rights of MD Industries under the Agreement and Plan of Merger dated August 7, 2001, among News America Incorporated, M.D. Industries, Inc. and MD Industries and related documents, (iii) all rights of MD Industries under its loan agreement with LaSalle Bank National Association and related documents, (iv) all rights of MD Industries under the Sublease dated July 1, 1999 between The Revere Group, Ltd. and MD Industries and related documents and the Lease dated April 30, 1993 between First Industrial, L.P. and MD Industries and related documents, (v) all rights under the equipment leases of MD Industries relating to postage meters and copying machines, (vi) all rights under MD Industries' limited liability company agreement, (vii) except to the extent disclosed in Schedule 1.1(d), all rights under any employment agreements, severance agreements or other employment-related agreements or plans to which MD Industries is a party or by which its employees receive benefits, and
                  (viii) all rights under the sales representative contracts between MD Industries and other parties (the rights and agreements referred to in the foregoing clauses (i) through (viii) being referred to as the "Excluded Assets"));

         (e) all rights under any of the Intellectual Property to sue and seek remedies against infringements thereof, and rights of priority and protection of interests therein under the laws of the United States (together with all Intellectual Property rights included in the other clauses of this Section 1.1, the "Intellectual Property Assets") insofar as such remedies or rights are based on events occurring on or after the Closing Date;

         (f) all books, records, manuals and other materials (in any form or medium), which relate solely to the Business, including, without limitation, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, manufacturing and quality control records and procedures, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, sales order files and copies of litigation files, in any event, solely pertaining to the Business (excluding, however, all records relating to the formation and capitalization of MD Industries, the minute books of MD Industries and all records relating to the Excluded Assets);

         (g) to the extent their transfer is permitted by law and also to the extent they relate solely to the Business, all consents of any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization, including all applications therefor;

         (h) all guarantees, warranties, indemnities and similar rights in favor of MD Industries with respect to any Asset.

         1.2 Assumed Liabilities. Subject to and upon the conditions set forth in this Agreement, at the Closing , the Buyer shall assume and become responsible for all obligations under the contracts, arrangements, licenses, leases and other agreements (other than the Excluded Assets) described in
Section 1.1(d) insofar as those obligations are to be performed on or after the Closing Date, including without limitation all of MD Industries' contracts or purchase orders to acquire goods or services relating to the Business that exist as of the Closing Date and all of MD Industries' sales orders and obligations relating to the Business and providing for the delivery of products to customers that exist as of the Closing Date (the "Assumed Liabilities").

                                   ARTICLE II
                                   THE CLOSING

         2.1. Place and Date. The closing of the sale and purchase of the Assets (the "Closing") shall take place at 10:00 A.M. local time on the 17th day of June, 2002 at the offices of Medical Action Industries Inc., 800 Prime Place, Hauppauge, New York 11788, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date".

         2.2. Purchase Price. In consideration of the execution, delivery and performance hereof by MD Industries, Medical Action shall pay or cause to be paid to MD Industries an aggregate of U.S. $9,500,000.00 (the "Purchase Price"). The Purchase Price shall be payable at the Closing by wire transfer in immediately available funds to such bank account or accounts as per written instructions of MD Industries, given to Medical Action at least (5) five days prior to the payment thereof.

         2.3. Excluded Liabilities. Unless otherwise provided for herein, the Buyer shall not assume any liabilities, obligations or commitments of MD Industries relating to or arising out of or incurred in connection with the transactions contemplated by this Agreement, the operation of the Business or the ownership of the Assets prior to the Closing (the "Excluded Liabilities"), including but not limited to:

         (a) any liabilities or obligations of MD Industries incurred in connection with the transactions contemplated by this Agreement to attorneys, accountants, brokers, or others for services rendered or expenses incurred, by or on behalf of MD Industries, and all other expenses of MD Industries associated with the sale of the Business (except as otherwise specified in this Agreement);

         (b) any wages, salary, bonuses, commissions, vacation or holiday pay, retiree benefits, severance pay, or other amounts due to any employees or former employees of MD Industries, and any duties, obligations or liabilities arising under any employee benefit plan, policy or practice, whether defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or otherwise, relating to the employees of MD Industries;

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

         (c) any tax (including, without limitation, any federal, state or local income or other tax) imposed upon or incurred by MD Industries relating to the operation of the Business prior to the Closing Date;

         (d) any liabilities, losses and damages and alleged liabilities, losses and damages arising out of or resulting from: (i) personal injury, sickness, death, property damage, property destruction or loss of use of property, or any violation of federal, state or local laws or regulations relating to the protection of the environment which, in either case is the result, in whole or in part, of any environmental impairment, condition existing, or action taken or omitted by MD Industries, prior to the Closing Date in respect of the Business and which is not attributable to the ownership, operation or use of the Business or the Assets from and after the Closing Date, and (ii) any accident or occurrence occurring on or prior to the Closing Date resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property or arising out of the sale of any Products of the Business by MD Industries prior to the Closing Date;

         (e) any warranty and product liabilities and obligations of MD Industries which exist on the Closing Date arising out of the sale of the Products of the Business to third parties made prior to the Closing Date; and

         (f) any liabilities for trade accounts payable arising prior to the Closing.

         2.4. Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof; and any transfer or assignment to the Buyer by MD Industries of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, MD Industries shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and MD Industries will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of MD Industries, as the case may be, in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by MD Industries, as the case may be, as agent, if economically feasible, provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Nothing in this
Section 2.4 shall be deemed a waiver by the Buyer of its right to receive at the Closing an effective assignment of all of the Assets, to the extent they are assignable by MD Industries, nor shall this Section 2.4 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

         2.5. Inventory Value. (a) Within five (5) days prior to Closing, MD Industries shall undertake a physical count of the Inventory being transferred to Buyer hereunder. MD Industries shall give Buyer at least 72 hours notice of the time and date on which it plans to commence such physical count and Buyer will have the right to be present if it so elects. MD Industries shall determine the value of the Inventory in accordance with the criteria set forth in Schedule
2.5 and its current standard cost basis, in a manner consistent with its past practices. The value of the Inventory shall be adjusted on the Closing Date to eliminate the value of any Inventory sold and shipped, and to add the value of any Inventory purchased between the date of the physical count of the Inventory and the Closing Date ("Adjusted Inventory").

         (b) MD Industries shall prepare for shipping, arrange to have shipped by such carrier as Buyer shall designate, at Buyer's cost, and have loaded onto such carrier's truck for shipment to Buyer, all of the Inventory. MD Industries shall count the Inventory prior to shipment to Buyer. MD Industries shall obtain a receipt from the carrier shipping such Inventory for the quantities of the Inventory counted by MD Industries and shall promptly provide a copy to Buyer. MD Industries shall take reasonable precautions to ensure that the Inventory will not be damaged prior to shipment. All of the Inventory shall be delivered F.O.B. MD Industries' plant. Title to the Inventory will pass to Buyer at the time such Inventory is delivered F.O.B. at MD Industries' plant to a carrier designated by Buyer for shipment to Buyer.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties of MD Industries. MD Industries represents and warrants to the Buyer as follows:

                  3.1.1. Authorization, etc. MD Industries has the company power and authority to execute and deliver this Agreement and the Trademark Assignment Agreement in the form attached hereto as Exhibit "B" to which it will be a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated thereby. This Agreement and the Trademark Assignment Agreement to which MD Industries is a party will be, on the Closing Date, legal, valid and binding obligations of MD Industries, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally or by general principles of equity, regardless of whether considered in any proceeding in equity or law.

                  3.1.2. Corporate Status. (a) MD Industries is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, with full company power and authority to carry on its business (including the Business) and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

         (b) MD Industries is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified opposite its name in Schedule 3.1.2(b), which are the only jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary.

         (c) MD Industries has delivered to the Buyer complete and correct copies of its certificate of formation and limited liability company agreement in each case, as in effect on the date hereof. MD Industries is not in violation of any of the provisions of its certificate of formation or limited liability agreement.

                  3.1.3. No Conflicts, etc. The execution, delivery and performance by MD Industries of this Agreement and the Trademark Assignment Agreement to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation or a default under (with or without the giving of notice or the lapse of time or both) (i) any applicable law known to MD Industries, (ii) the certificate of formation or limited liability agreement of MD Industries or (iii) except as set forth in Schedule 3.1.3, any contract, agreement or other instrument to which MD Industries is a party or by which its properties or assets, including but not limited to the Assets, are bound. Except as specified in Schedule 3.1.3, no governmental approval or other consent is required to be obtained or made by MD Industries in connection with the execution and delivery of this Agreement and the Trademark Assignment Agreement or the consummation of the transactions contemplated thereby.

                  3.1.4. Financial Statements. MD Industries has (or by the Closing Date will have) delivered to the Buyer the unaudited balance sheet of MD

Industries as at December 31, 2001 and the unaudited statements of income and cash flow for the period ended December 31, 2001, in each case prepared in accordance with generally accepted accounting principles (the "Financial Statements"). The Financial Statements are complete and correct in all material respects. Except as set forth on Schedule 3.1.4, the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Business or the Assets after giving effect to the transactions contemplated hereby, and present fairly the financial condition of the Business as of December 31, 2001.

                  3.1.5. Extent of Knowledge. For purposes of this Agreement, the "knowledge" of MD Industries (or words to similar effect) shall mean the knowledge after due inquiry of the employees set forth on Exhibit "C" hereto.

                  3.1.6. Taxes. (a) MD Industries has duly and timely filed all tax returns relating to the Business with respect to taxes ("Covered Taxes") required to be filed on or before the Closing Date ("Covered Returns"). Except for Covered Taxes set forth on Schedule 3.1.6(a), which are being contested in good faith and by appropriate proceedings, the following Covered Taxes, to the knowledge of MD Industries, have been duly and timely paid or accrued: (i) all Covered Taxes shown to be due on the Covered Returns, (ii) all deficiencies and assessments of Covered Taxes of which notice has been received by MD Industries that are or may become payable by the Buyer or chargeable as a lien upon the Business, and (iii) all other Covered Taxes due and payable or accrued on or before the Closing Date for which neither filing of Covered Returns nor notice of deficiency or assessment is required of MD Industries. All taxes required to be withheld by or on behalf of MD Industries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Business ("Withholding Taxes") have been withheld, and such withheld taxes have either been duly and timely paid or set aside in accounts for such purpose.

         (b) Except as set forth on Schedule 3.1.6(b), no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes or Withholding Taxes, and no power of attorney with respect to any such taxes, has been filed with the Internal Revenue Service (the "IRS") or any other governmental authority.

         (c) Except as set forth on Schedule 3.1.6(c), (i) there are no Covered Taxes or Withholding Taxes asserted in writing by any governmental authority to be due and (ii) no issue has been raised in writing by any governmental authority in the course of any audit with respect to Covered Taxes or Withholding Taxes. Except as set forth on Schedule 3.1.6(c), no Covered Taxes and no Withholding Taxes are currently under audit by any governmental authority.

                  Except as set forth on Schedule 3.1.6(c), neither the IRS nor any other governmental authority is now asserting or, to the knowledge of MD Industries, threatening to assert against MD Industries any deficiency or claim for additional Covered Taxes or any adjustment of Covered Taxes that would, if paid by the Buyer, have a material adverse effect, and there is no reasonable basis for any such assertion of which MD Industries is or reasonably should be aware.

         (d) The Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Business to the Buyer.

         (e) Except as set forth on Schedule 3.1.6(e), there is no litigation or administrative appeal pending or, to the knowledge of MD Industries, threatened against or relating to MD Industries in connection with Covered Taxes.

         3.1.7. Absence of Changes. Except as set forth in Schedule 3.1.7, since December 31, 2001, to the knowledge of MD Industries, MD Industries has conducted the Business only in the ordinary course consistent with MD Industries' prior practice and has not, on behalf of, in connection with or relating to the Business or the Assets:

         (a)      suffered any material adverse effect;

         (b) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could have a material adverse effect;

         (c) discharged or satisfied any lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the balance sheet described in Section 3.1.4 and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;

         (d) mortgaged, pledged or subjected to lien, any property, business or assets, tangible or intangible, held in connection with the Business;

         (e) sold, transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

         (f) received any notice of termination of any contract, lease or other agreement resulting in a material adverse change or suffered any damage, destruction or loss (whether or not covered by insurance) resulting in a material adverse change to the financial condition of the Business;

         (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

         (h) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its customers or suppliers;

         (i) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $25,000.00;

         (j) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any brokerage or finder's fee, taxes or other expenses in connection with this Agreement or the transactions contemplated hereby; or

         (k) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

                  3.1.8. Litigation. Except as set forth on Schedule 3.1.8, to the knowledge of MD Industries, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against or relating to MD Industries in connection with the Assets or the Business or the transactions contemplated by this Agreement, and to the knowledge of MD Industries, there is no basis for the same. Except as set forth in such Schedule 3.1.8, to the knowledge of MD Industries, no citations, fines or penalties have been asserted against MD Industries with respect to the Business since January 1, 1999, under any environmental law, by the Food and Drug Administration, or any foreign, federal, state or local law relating to occupational health or safety.

                  3.1.9. Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts. (a) Except as disclosed in Schedule 3.1.9(a), since August 7, 2001, to the knowledge of MD Industries, MD Industries has complied in all material respects with all laws applicable to the Business or the Assets, and has not received any notice alleging any such conflict, violation, breach or default.

         (b) Schedule 3.1.9(b) sets forth all governmental approvals and other consents necessary for, or otherwise material to, the conduct of the Business. Except as set forth in Schedule 3.1.9(b), all such governmental approvals and consents have been duly obtained and are in full force and effect, and MD Industries is in full compliance with each of such governmental approvals and consents held by it with respect to the Assets and the Business.

         (c) Schedule 3.1.9(c) sets forth all contracts with any governmental authority to which MD Industries is a party.

                  3.1.10. Operation of the Business. Except as set forth in
Schedule 3.1.10, (a) MD Industries has conducted the Business only through MD Industries and not through any other divisions or any direct or indirect subsidiary or affiliate of MD Industries and (b) no part of the Business is operated by MD Industries through any entity other than MD Industries.

                  3.1.11. Assets. Except as disclosed in Schedule 3.1.11, MD Industries has good title to all the Assets free and clear of any and all liens. EXCEPT FOR THE INVENTORY, THE ASSETS ARE BEING TRANSFERRED IN "AS IS" CONDITION. To the knowledge of MD Industries, there are no facts or conditions affecting the Assets described in Schedule 1.1(a) which could, individually or in the aggregate (subject to the necessity for routine maintenance), interfere in any material respect with the use or operation thereof as currently used or operated, or their adequacy for such use.

                  3.1.12. Contracts. (a) To the knowledge of MD Industries,
Schedule 3.1.12 (a) contains, except with respect to open purchase orders, which shall be provided by MD Industries at Closing, other than the contracts relating to the Excluded Assets, a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below (x) by which any of the Assets are bound or affected or (y) to which MD Industries is a party or by which it is bound in connection with the Business or the Assets, other than the contracts relating to the Excluded Assets (the "Contracts").

                  (i) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                  (ii)     brokerage or finder's agreements;

                  (iii) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                  (iv) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

                  (v) orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $20,000.00 in the case of purchases or $5,000.00 in the case of sales;

                  (vi) sales agency, manufacturer's representative, marketing or distributorship agreements;

                  (vii) contracts, agreements or arrangements with respect to the representation of the Business in foreign countries; and

                  (viii) any other contracts, agreements or commitments that are material to the Business.

         (b) MD Industries has delivered to the Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in
                  Schedule 3.1.12(a).

         (c) To the knowledge of MD Industries', all Contracts that are in written and executed form are in full force and effect and enforceable against each party thereto. To the knowledge of MD Industries', there does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of MD Industries or any other party thereto except as set forth in Schedule 3.1.12(c) and except for such events or conditions that, individually and in the aggregate, (i) has not had or resulted in, and will not have or result in, a material adverse effect on the financial condition of MD Industries and (ii) has not and will not materially impair the ability of MD Industries to perform its obligations under this Agreement and under the Trademark Assignment Agreement. Except as set forth in Schedule 3.1.12(c), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or the Trademark Assignment Agreement or the consummation of the transactions contemplated thereby.

         (d) There is no outstanding power of attorney granted by MD Industries relating to the Business.

                  3.1.13. Territorial Restrictions. Except as set forth in
Schedule 3.1.13, MD Industries is not restricted by any written agreement or understanding with any other person (other than governmental authorities) from carrying on the Business anywhere in the world. The Buyer, solely as a result of its purchase of the Business from MD Industries pursuant hereto and the assumption of the Assumed Liabilities, will not become restricted in carrying on any business anywhere in the world due to any restrictions described in Schedule 3.1.13.

                  3.1.14. Inventories. All Inventories are of good, usable and merchantable quality in all material respects and, except as set forth on
Schedule 3.1.14, (a) all Inventories are of such quality as to meet the quality control standards of MD Industries and any applicable governmental quality control standards, (b) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business, and (c) all Inventories are recorded on the books of the Business at the lower of cost or market value determined in accordance with GAAP. Schedule
3.1.14 lists the locations of all Inventories.

                  3.1.15. Customers. To the knowledge of MD Industries, Schedule
3.1.15 sets forth (a) the names and addresses of the ten (10) largest customers (ranked by sales dollars) of MD Industries with respect to the Business that ordered Products from MD Industries during the twelve month period ended March 31, 2002 and (b) the amount for which each such customer was invoiced during such period. Except as set forth on Schedule 3.1.15, to the knowledge of MD Industries', no such customer (i) has ceased, or has expressed an intent to cease, to use the Products, (ii) has substantially reduced or has expressed an intent to substantially reduce, the use of the Products or (iii) has sought, or has expressed an intent to seek, to reduce the price it will pay for the Products, including in each case after the consummation of the transactions contemplated hereby.

                  3.1.16. Suppliers; Raw Materials. To the knowledge of MD Industries, Schedule 3.1.16 sets forth (a) the names and addresses of MD Industries' ten (10) largest suppliers (and any affiliate thereof) with respect to the Business (ranked by dollars) of materials and ingredients used in connection with the production and packaging of the Products during the twelve month period ended March 31, 2002 and (b) the amount for which each such supplier invoiced MD Industries during such period. Except as set forth on
Schedule 3.1.16, to the knowledge of MD Industries, there has been no material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, and no such supplier has expressed an intent not to sell materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to MD Industries, subject to general and customary price increases.

                  3.1.17. Product Warranties. To the knowledge of MD Industries, except as set forth in Schedule 3.1.17 and except for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the Products of the Business and (b) there are no pending or threatened claims with respect to any such warranty.

                  3.1.18. Absence of Certain Business Practices. To the knowledge of MD Industries, except for rebates to customers under MD Industries' existing rebate policy, neither MD Industries nor any officer or employee of MD Industries, has, directly or indirectly, since August 7, 2001, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist MD Industries in connection with any actual or proposed transaction relating to the Business) (i) which subjected or reasonably is expected to subject MD Industries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, would reasonably be expected to have had a material adverse effect on the financial condition of MD Industries, (iii) which if not continued in the future, would reasonably be expected to have a material adverse effect or subject MD Industries to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

                  3.1.19. Intellectual Property. (a) Title. Schedule 1.1(d) contains, to the knowledge of MD Industries, a complete and correct list of all Intellectual Property that is owned by MD Industries and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Business other than (i) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information and (ii) Intellectual Property that is not registered or subject to application for registration (the "Owned Intellectual Property"). Except as set forth on Schedule 3.1.19, to the knowledge of MD Industries, MD Industries owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, free from any liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

         (b) Transfer. Immediately after the Closing, the Buyer will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any liens and on the same terms and conditions as in effect prior to the Closing.

         (c) No Infringement. MD Industries has received no written notice of any claim by any person or party that the conduct of the Business infringes or otherwise conflicts with any rights of any person in respect of any Intellectual Property. To the knowledge of MD Industries, none of the Intellectual Property is being infringed by any other person.

         (d) Licensing Arrangements. Schedule 3.1.19(d) sets forth all material agreements, arrangements or laws (i) pursuant to which MD Industries has licensed Intellectual Property Assets to, or the use of Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other person and (ii) pursuant to which MD Industries has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). To the knowledge of MD Industries, all of the agreements or arrangements set forth on
                  Schedule 3.1.19(d) (x) are in full force and effect in accordance with their terms and no default exists thereunder by MD Industries, or by any other party thereto, (y) are free and clear of all liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. MD Industries has delivered to the Buyer true and complete copies of all licenses and arrangements (including amendments) set forth on
                  Schedule 3.1.19(d). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, MD Industries in respect of any Intellectual Property are disclosed in the Financial Statements.

         (e) No Intellectual Property Litigation. To the knowledge of MD Industries, no claim or demand of any person has been made nor is there any proceeding that is pending, or threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of MD Industries in respect of any Intellectual Property, (ii) asserts that MD Industries is infringing or otherwise in conflict with, or is, except as set forth in
                  Schedule 3.1.19(e), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.1.19(d). None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation since August 7, 2001, whether or not resolved in favor of MD Industries.

         (f) Due Registration, Etc. That portion of the Owned Intellectual Property identified as registered on Schedule 3.1.19(f) has been duly registered with, as the case may be, the United States Patent and Trademark Office or the United States Copyright Office and to knowledge of MD Industries, such registrations remain in full force and effect, in each case to the extent material to the Business.

         (g) Use of Name and Mark. Except as set forth in Schedule 3.1.19(g), to the knowledge of MD Industries, there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any governmental authority on the Buyer's right to use the names and marks listed on Schedule 3.1.19(g) in the conduct of the Business as presently carried on by MD Industries or as such Business may be extended by the Buyer.

                  3.1.20. Insurance. Schedule 3.1.20 contains a complete and correct list and summary description of all insurance policies maintained by MD Industries for the benefit of or in connection with the Assets or the Business. MD Industries has delivered to the Buyer complete and correct copies of all such policies together with all riders and copies of all such policies together with all riders and amendments thereto. To the knowledge of MD Industries, such policies are in full force and effect, and all premiums due thereon have been paid. Schedule 3.1.20 sets out all product liability claims made by MD Industries under any policy of insurance since August 7, 2001, with respect to the Business and to the knowledge of MD Industries, there is no basis on which a claim should be made under any such policy with respect to the Business.

                  3.1.21. No Guarantees. Except as set forth on Schedule 3.1.21, to the knowledge of MD Industries, none of the obligations or liabilities of the Business or of MD Industries incurred in connection with the operation of the Business is guaranteed by or subject to a similar contingent obligation of any other person. Except as set forth on Schedule 3.1.21, MD Industries has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other person. To the knowledge of MD Industries, there are no outstanding letters of credit, surety bonds or similar instrument under which MD Industries is liable in connection with the Business or the Assets.

                  3.1.22. Brokers, Finders, etc. Except as set forth on Schedule 3.1.23, all negotiations relating to this Agreement, the Trademark Assignment Agreement, and the transactions contemplated thereby, have been carried on without the participation of any person acting on behalf of MD Industries in such manner as to give rise to any valid claim against the Buyer or any of its subsidiaries for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to MD Industries upon consummation of the transactions contemplated hereby or thereby.

                  3.2. Representations and Warranties of the Buyer. The Buyer represents and warrants to MD Industries as follows:

                  3.2.1. Corporate Status; Authorization, etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Trademark Assignment Agreement, to perform fully its obligations thereunder and to consummate the transactions contemplated thereby. This Agreement is, and the Trademark Assignment Agreement will be, on the Closing Date, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights generally or by general principles of equity, regardless of whether considered in any proceeding in equity or law.

                  3.2.2. No Conflicts, etc. The execution, delivery and performance by the Buyer of this Agreement and the Trademark Assignment Agreement and the consummation of the transactions contemplated thereby do not and will not conflict with or result in a violation of or default under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws or other organizational documents of the Buyer, (ii) any law applicable to the Buyer or any of its properties or assets or (iii) any contract, agreement or other instrument to which the Buyer is a party or by which or any of its properties or assets may bound or affected. Except as specified in Schedule 3.2.2, no governmental approval or other consent is required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement or the Trademark Assignment Agreement or the consummation of the transactions contemplated thereby.

                  3.2.3. Litigation. There is no action, claim, suit or proceeding pending, or to the Buyer's knowledge threatened, in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

                  3.2.4. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder's commission, fee or similar compensation.

                  3.2.5. Reporting Obligations of Buyer. Buyer has duly filed on a timely basis all reports and registration statements to be filed by Buyer under the Exchange Act of 1934, as amended and the Securities Act of 1933, as amended and the rules and regulations adopted by the Securities and Exchange Commission ("SEC") thereunder. No filings by Buyer with the SEC contain an untrue statement of a material fact necessary in order to make the statements contained therein or in any related documents not misleading in light of the circumstances under which they were made.

                  3.2.6. Availability of Funds. Buyer has, or will have on or before the Closing, sufficient funds available to pay the Purchase Price and to satisfy its other obligations hereunder.

                  3.2.7 Knowledge as to Representations of MD Industries. The Buyer does not know of any inaccuracy in the representations or warranties made by MD Industries in this Agreement.

                                   ARTICLE IV
                                    COVENANTS

         4.1.     Covenants of MD Industries.

                  4.1.1. Conduct of Business. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement, described on Schedule 4.1.1, or as otherwise consented to by the Buyer in writing, MD Industries will:

                  (a) carry on the Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the service of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing;

                  (b) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

                  (c) perform in all material respects all of its obligations under all contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply in all material respect with all applicable laws applicable to it, the Assets or the Business;

                  (d) not enter into or assume any material agreement, contract or instrument relating to the Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof; and

                  (e) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in
                           Section 3.1.7.

                  4.1.2. Further Assurances. Following the Closing, MD Industries shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the Trademark Assignment Agreement and render effective the consummation of the transactions contemplated thereby.

                  4.1.3. Use of Business Name. After the Closing, MD Industries will not, directly or indirectly, use or do business, or allow any affiliate to use or due business, or assist any third party in using or doing business, under the names and marks set forth in Schedule 1.1(c) (or any other name confusingly similar to such names and marks).

                  4.1.4. Returns and Rebates. (a) MD Industries accepts the financial responsibility for all product returns of the Business which occurred prior to the Closing Date; provided, however, that Buyer hereby agrees to purchase from MD Industries any returned products which have a remaining shelf life of not less than 12 months (except for products that have been returned for quality reasons) which are resalable in the ordinary course of business at the same prices at which other similar products sold, provided that the value of the products so returned does not exceed $100,000.00;

         (b) MD Industries agrees to reimburse Buyer for any rebate amount claimed by any customer in connection with (and limited to) sales of the Products made and invoiced by such customers within sixty (60) days after the Closing Date, provided, however, that MD Industries shall have no such liability except to the extent the rebate claimed is properly documented to MD Industries, would be properly payable under MD Industries rebate policy existing on the date of this Agreement, and in no event, shall exceed $200,000. Buyer shall be solely responsible for paying any such rebate amounts in respect of sales of the Business sold and invoiced to end-user purchasers sixty-one (61) or more days after the Closing Date.

         (c) Each of the parties shall cooperate fully with the other in forwarding to the proper party any misdirected rebate requests that it receives.

         4.2.     Covenants of the Buyer.

                  4.2.1. Further Actions. (a) The Buyer agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby.

         (b) The Buyer will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by each of them pursuant to applicable law in connection with this Agreement, the Trademark Assignment Agreement, its acquisition of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby.

         (c) The Buyer will coordinate and cooperate with MD Industries in exchanging such information and supplying such reasonable assistance as may be reasonably requested by MD Industries in connection with any filings and other actions.

                  4.2.2. Further Assurances. Following the Closing, the Buyer shall execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by MD Industries, to confirm and assure the rights and obligations provided for in this Agreement and in the Trademark Assignment Agreement and render effective the consummation of the transactions contemplated thereby.

                  4.2.3. Investigation By Buyer. Prior to the date hereof, MD Industries has allowed (and between the date hereof and the Closing Date, MD Industries will continue to allow) Buyer and its Representatives, at Buyer's own expense during regular business hours, to inspect the Assets and to inspect and make copies of contracts, books and records or information requested by Buyer and reasonably related to the conduct of the Business, including historical financial information. All information will be provided to Buyer in the form that the information may presently exist or be readily available. Buyer acknowledges and agrees that it has completed such investigation as it deems necessary to enter into this Agreement. Buyer further covenants and agrees that prior to the Closing, it shall not contact any of MD Industries' customers and/or suppliers without MD Industries' consent and participation in any such communications.

                  4.2.4. Employee Matters. To the extent that Buyer, in its sole discretion, determines to offer employment to any persons employed by MD Industries as of the Closing Date, Buyer will be responsible for all salary and benefits of such persons employed by Buyer from and after the date they become employees of Buyer, such salary and benefits to be determined by Buyer in its sole discretion.

                  4.2.5 Retention of Records. The Buyer shall retain for a period of seven (7) years after the Closing Date, the books and records of the Business relating to all periods commencing or ending before the Closing Date and, during regular business hours, on no less than 48 hours prior written notice from MD Industries, shall (a) give MD Industries and its authorized representatives reasonable access to those books and records, (b) permit MD Industries or its representatives to make such inspections (and copies of any documents at MD Industries' expense) thereof as MD Industries may reasonably request and (c) furnish MD Industries with such financial and operating data and other information for periods before the Closing Date or otherwise relating to MD Industries' responsibilities with respect to the Business and its operations and properties as MD Industries may from time to time reasonably request. All costs incurred relating to such inspection shall be paid by MD Industries.

                  4.2.6. Allocation of Purchase Price. The Buyer and MD Industries shall, within sixty (60) days of Closing, complete and execute Form 8594, Asset

Acquisition Statement, under Section 1060 of the Internal Revenue Code and deliver a copy of such form to the other party. In addition, each party will file such form in its tax returns for all periods which include the Closing Date and cause all tax returns filed by it to be consistent with the information on such form agreed to by the parties.

                  4.2.7. Treatment of Inventories. The Buyer and MD Industries acknowledge that the inventories included as part of the assets to be sold and transferred to the Buyer pursuant to this Agreement are being sold and transferred to the Buyer for resale purposes only, and each party shall cause any tax returns or other reports or related documents filed, or otherwise provided to any other party (including, without limitation, a governmental agency) to be consistent with such understanding.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

         5.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                  5.1.1. No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other governmental authority. No court or other governmental authority shall have determined any applicable law to make illegal the consummation of the transactions contemplated hereby or the Trademark Assignment Agreement, and no proceeding with respect to the application of any such applicable law to such effect shall be pending.

                  5.1.2. Trademark Assignment Agreement. The parties shall have executed the Trademark Assignment Agreement.

         5.2. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following additional conditions, which MD Industries agrees to use reasonable good faith efforts to cause to be fulfilled:

                  5.2.1. Representations, Performance. The representations and warranties of MD Industries contained in this Agreement and in the Trademark Assignment Agreement and made pursuant to Section 3.1 shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof. MD Industries shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Trademark Assignment Agreement to be performed or complied with by it prior to or on the Closing Date. MD Industries shall have delivered to the Buyer a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.

                  5.2.2. Consents. MD Industries shall have obtained and shall have delivered to the Buyer copies of (i) all governmental approvals required to be obtained by it in connection with the execution and delivery of this Agreement and the Trademark Assignment Agreement and the consummation of the transactions contemplated hereby or thereby and (ii) subject to Section 2.4, all consents (including, without limitation, all consents required under any contract) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby and by the Trademark Assignment Agreement, unless the failure to obtain such consent would not, individually or in the aggregate, have a material adverse effect on the financial condition on the Business.

                  5.2.3. No Material Adverse Effect. Except as set forth in
Schedule 3.1.8, no event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since March 31, 2002, that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect on the financial condition of the Business.

                  5.2.4. Opinion of Counsel. Medical Action shall have received an opinion, addressed to it and dated the Closing Date, from counsel to MD Industries, in substance and form reasonably satisfactory to Medical Action.

                  5.2.5. Corporate Proceedings. All company and other proceedings of MD Industries in connection with this Agreement and the Trademark Assignment Agreement and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                  5.2.6. Transfer Documents. MD Industries shall have delivered to the Buyer at the Closing all documents, certificates and agreements necessary to transfer to the Buyer good and marketable title to the Assets, free and clear of any and all liens thereon (other than liens designated as "Permitted Liens" on Schedule 3.1.11), including without limitation:

                  (a) a bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to the Buyer, dated the Closing Date, with respect to the Assets;

                  (b) assignments of all contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to the Buyer all of MD Industries' right, title and interest therein and thereto, with any required consent endorsed thereon.

         5.3. Conditions to Obligations of MD Industries. The obligation of MD Industries to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver) on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable good faith efforts to cause to be fulfilled.

                  5.3.1. Representations, Performance, etc. The representations and warranties of the Buyer contained in this Agreement and the Trademark Assignment Agreement in Section 3.2 shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualifications) on and as of the Closing Date with the same effect as through made at and as of such time. The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Trademark Assignment Agreement to be performed or complied with by them prior to or on the Closing Date. The Buyer shall have delivered to MD Industries a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

                  5.3.2. Opinion of Counsel. MD Industries shall have received an opinion, addressed to it and dated the Closing Date, of Richard G. Satin, Esq., General Counsel for the Buyer in form and substance reasonably satisfactory to MD Industries.

                  5.3.3. Corporate Proceedings. All corporate and other proceedings of the Buyer in connection with this Agreement and the Trademark Assignment Agreement and the transactions contemplated thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to MD Industries and its counsel, and MD Industries and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                  5.3.4. Consents and Approvals. The Buyer shall have obtained and shall have delivered to MD Industries copies of (i) all government approvals required to be obtained by it in connection with the execution and delivery of this Agreement and the Trademark Assignment Agreement and the consummation of the transactions contemplated hereby or thereby and (ii) all consents necessary to be obtained in order to consummate the transactions contemplated hereby and by the Trademark Assignment Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1. Indemnification. (a) By MD Industries. MD Industries covenants and agrees to defend, indemnify and hold harmless the Buyer, its officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the "the Buyer Indemnitees") from and against, and pay or reimburse the Buyer for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages actually incurred (whether or not resulting from third-party claims), including out-of-pocket expenses and reasonable attorney's and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

                  (i) any inaccuracy of any representation or warranty made by MD Industries in this Agreement or the Trademark Assignment Agreement;

                  (ii) any failure of MD Industries to perform any covenant or agreement under this Agreement or the Trademark Assignment Agreement;

                  (iii)    any Excluded Liabilities;

                  (iv) any and all taxes of MD Industries not relating to or arising out of the Business;

                  (v) any product liability claim asserted by a third party with respect to Products sold or manufactured by MD Industries; and

                  (vi) any failure of MD Industries to comply with applicable bulk sales laws (in consideration of which indemnification obligations the Buyer hereby waives compliance by MD Industries with any applicable bulk sales laws and agrees that it will not make any filings pursuant to any such laws).

         (b) By the Buyer. The Buyer covenants and agrees to defend, indemnify and hold harmless MD Industries and its officers, directors, employees, agents, advisers, representatives and affiliates (collectively, the "MD Industries Indemnitees") from and against any and all Losses resulting from or arising out of:

                  (i) any inaccuracy in any representation or warranty by the Buyer made or contained in this Agreement or the Trademark Assignment Agreement;

                  (ii) any failure of the Buyer to perform any covenant or agreement made or contained in this Agreement or the Trademark Assignment Agreement; and

                  (iii) the operation of the Business by the Buyer or the Buyer's or Medical Action's ownership, operation or use of the Assets following the Closing Date.

         (c) Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and
(iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as a unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

         (d) If the Indemnifying Party fails diligently to prosecute or settle the third party claim, or if the Indemnifying Party gives notice to the Indemnifying Party that it has decided to not accept the defense of the Indemnified Party as provided above, then the Indemnified Party shall have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the third party claim by all appropriate proceedings, which proceedings will be prosecuted diligently by the indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof, provided that if requested by the Indemnified Party, the Indemnifying Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnified Party and its counsel in developing the strategy and providing assistance in dealing with the third party claim. In the event a compromise or settlement of the Third Party Claim requires more than a monetary payment, such compromise or settlement must have the written consent of the Indemnifying Party, which consent can be withheld in the sole discretion of the Indemnifying Party.

         (e) Notwithstanding the foregoing provisions of Section 6.1(d), if the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party against the third party claim, and upon the resolution of such dispute pursuant to an order of a court of competent jurisdiction, the Indemnifying Party shall either, in accordance with such court order: (x) be required to bear the costs and expenses of the Indemnified Party's defense pursuant to Section 6.1(d) of the Indemnifying Party's participation therein at the Indemnified Party's request, then the Indemnified Party will reimburse the Indemnifying Party in full for any such costs and expenses related to reaching such resolution (including reasonable attorneys and other professionals fees and costs) and, in addition, the Indemnifying Party shall pay the Indemnified Party an amount equal to twenty percent (20%) of the total amount incurred by the Indemnified Party for all of such costs and expenses, or (y) the Indemnifying Party will not be required to indemnify the Indemnified Party. In the event of any appeal of the order of the court, the appealing party shall be required to comply with its duties to indemnify in this Section 6.1 pending a final and nonappealable decision by any appellate court. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to Section 6.1(d), but the Indemnifying Party shall bear its own costs and expenses with respect thereto if such participation is not at the request of the Indemnified Party.

         (f) Time Limitation. All claims for indemnification under clause (i) of the first sentence of Section 6.1(a) or clause (i) of the first sentence of
Section 6.1(b) must be asserted before the termination of the respective survival periods set forth in Section 6.2; provided, however, that any claim first asserted in writing before the termination of the survival period of the applicable representation or warranty may continue to be asserted after such expiration and shall continue to be subject to the applicable indemnification provisions of this Agreement after such expiration.

         (g) Dollar Limitation. Notwithstanding anything set forth in this
Section 6 to the contrary, no party shall assert a claim for indemnification hereunder, unless and until the amount of all Losses determined to have been incurred or suffered at the time by the Indemnified Party exceeds, in the aggregate, $25,000.00, and then only to the extent of such excess. The parties further acknowledge and agree that the total indemnification obligations of each party under this Agreement or the Trademark Assignment Agreement shall not exceed, in the aggregate for such party, $1,500,000.00.

         (h) Scope of Remedies. Except for any proceedings seeking specific performance, the sole remedy for any liability of any party to, or benefiting from, this Agreement with respect to the transactions described in this Agreement, regardless of whether any other remedy might otherwise be available at law or in equity, shall be the right to enforce the indemnification obligations set forth in this Article 6.

         6.2. Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

         (a) except as set forth in clauses (b), (c) and (d) below, the representations and warranties contained in Section 3.1 and
                  Section 3.2 shall survive for a period of one (1) year following the Closing Date.

         (b) the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.2.1 and 3.2.2 shall survive without limitation; and

         (c) the representations and warranties of MD Industries contained in Section 3.1.6 shall survive as to any tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.

         6.3. Expenses. MD Industries, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), except as otherwise provided in this Agreement.

         6.4. Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         6.5. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly give if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by telecopy or telegram.


(i)  if to the Buyer, to:                   (ii)  if to MD Industries, to:

Medical Action Industries Inc.              MD Industries Acquisition LLC
800 Prime Place                             C/O Bratton Capital Management, Inc.
Hauppauge, NY  11788                        201 Main Street, Suite 1900
Attention:  Paul D. Meringolo,              Fort Worth, Texas 76102
Chief Executive Officer                     Attention:
Telephone:  (631) 231-4600                  Telephone:
Telecopier:  (631) 231-3075                 Telecopier:  (817) 339-7370

with a copy to:                             with a copy to:
Richard G. Satin, Esq.                      Attention:  Harva R. Dockery, Esq.
General Counsel                             Fulbright & Jaworski L.L.P.
Medical Action Industries Inc.              2200 Ross Avenue, Suite 2800
800 Prime Place                             Dallas, TX  75201
Hauppauge, NY  11788
Telephone:  (631) 231-4600                  Telephone:  (214) 855-8369
Telecopier:  (631) 231-3075                 Telecopier:  (214) 855-8200

or, in each case, at such other address as may be specified in writing to the other parties hereto.

         All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

         6.6. Miscellaneous.

                  6.6.1. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

                  6.6.2. Entire Agreement. This Agreement (including the Schedules hereto) and the Trademark Assignment Agreement (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  6.6.3. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                  6.6.4. Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. The Buyer and MD Industries hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The Buyer, Medical Action and MD Industries hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.5, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                  6.6.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

                  6.6.6. Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

                  6.6.7. No Third Party Beneficiaries. Except as provided in
Section 6.1 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

                  6.6.8. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of MD Industries shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

                                   ARTICLE VII
                                   TERMINATION

         7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a)      by the written agreement of the Buyer and MD
                           Industries;

                  (b)      by the Buyer by written notice to MD Industries if
                           (i) the representations and warranties of MD
                           Industries shall not have been true and correct in all respects(in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) ten (10) days after the Buyer has given written notice thereof to MD Industries as to such breach or (ii) if any of the conditions set forth in Section 5.1 or 5.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on December 31, 2002, unless failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

                  (c)      by MD Industries by written notice to the Buyer if
                           (i) the representations and warranties of the Buyer shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) ten (10) days after the Buyer has given written notice thereof to MD Industries as to such breach or
                           (ii) if any of the conditions set forth in Sections
                           5.1 or 5.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on December 31, 2002, unless such failure shall be due to the failure of MD Industries to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

         7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisors or stockholders, except as specified in Section 6.3 and except for any liability resulting from such party's breach of this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


MEDICAL ACTION INDUSTRIES INC.                     MD INDUSTRIES ACQUISITION LLC



By: /s/ Paul D. Meringolo                          By: /s/ John Cochran
   ---------------------------                        --------------------------
     Paul D. Meringolo
     Chief Executive Officer and President
                                                   The undersigned hereby
                                                   guarantees the performance
                                                   of each and every obligation
                                                   of MD Industries under this
                                                   Agreement, but the total of
                                                   any payments made pursuant to
                                                   such guaranty shall not
                                                   exceed $1.5 million, less any
                                                   amounts actually paid to the
                                                   Buyer pursuant to the
                                                   indemnification provision set
                                                   forth in Section 6.1 of this
                                                   Agreement.

                                                   THRULINE INC.



                                                   By:  /s/ John Cochran
                                                      --------------------------